Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

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RENTRAK CORPORATION

(Exact name of registrant as specified in its charter)

Oregon (State of incorporation)		93-0780536 (IRS Employer Identification No.)

One Airport Center 7700 NE Ambassador Place Portland, OR (Address of principal executive offices)		97220 (Zip Code)

The Executive Nonqualified Excess Plan (Full title of the plan)

Paul A. Rosenbaum

Chairman and Chief Executive Officer

Rentrak Corporation

One Airport Center

7700 NE Ambassador Place

Portland, OR 97220

Telephone: (503) 284-7581

(Name, address, and telephone number of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$2,000,000	100%	$2,000,000	$79

(1)	The deferred compensation obligations are unsecured obligations of Rentrak Corporation to pay deferred compensation in accordance with the terms of the registrant's Executive Nonqualified Excess Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Rentrak Corporation (the "registrant") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The registrant's annual report on Form 10-K for the year ended March 31, 2008.

(b)       The registrant's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2008.

(c)	The registrant's current report on Form 8-K filed August 27, 2008.

All documents filed by the registrant subsequent to the date of filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference herein and are a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The deferred compensation obligations of the registrant in the amount of $2,000,000 registered hereunder (the "Obligations") are unsecured general obligations of the registrant to pay the value of deferred compensation accounts of participants in accordance with the terms and conditions of The Executive Nonqualified Excess Plan of Rentrak (the "Plan"). The Plan, which was established effective April 1, 2008, is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees and independent contractors. The registrant administers the Plan.

The filing of this registration statement on Form S-8 is not, and should not be construed as, an admission that the Obligations constitute securities under applicable federal, state, or local laws.

The following discussion is not a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan.

The Plan is a nonqualified deferred compensation plan for employees, directors and independent contractors of the registrant and its subsidiary LRC Oregon Inc. who are designated by the registrant as eligible to participate in the Plan. Under the Plan, the registrant provides all eligible participants with the opportunity to defer income earned as compensation for services. Amounts deferred at the election of participants are referred to as participant deferral credits.

The registrant, in its sole discretion, will make an annual determination as to the amount, if any, of employer credits to be credited to participants' accounts in addition to participant deferral credits. If the registrant elects to make discretionary credits to participants' accounts, such employer credits will become 100% vested upon attaining five years of service following the date each such amount was credited, or upon the earliest to occur of reaching age 65, death, disability, or a change in control of the reigstrant.

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Each participant may choose among various investment funds ("reference investments") made available by the registrant in which his or her account is deemed to be invested. Each participant's account will be credited with an investment return determined as if the account had been invested in such investment funds selected by the participant.

The registrant maintains an account for each participant for the purpose of recording participant deferral credits and employer credits in accordance with the terms of the Plan. Accounts are adjusted regularly to reflect compensation deferred by a participant under the Plan any employer credits made in the discretion of the registrant, a participant's share of the income, losses, appreciation and depreciation allocated to his or her account, and any distributions or transfers made from the Plan on behalf of a participant.

At the time of the election to defer compensation, each participant may elect either a specific date or stated events upon which distributions of his or her account balance will occur and whether such distributions will be in the form of a lump sum payment or annual installments over a period of up to ten years (five years in the case of in-service and education accounts). Lump-sum distributions will be made in the case of death, disability, or a "change in control event" (as defined in Section 409A(a)(2)(A)(v) of the Internal Revenue Code). In no event may distributions from an in-service or education account be made until at least two years following the first day of the year in which such amount was credited to the account. If no election is made by a participant, the balance in his or her account will be distributed in a lump sum following the occurrence of specified events. If an "unforeseeable emergency" (as defined in Section 409A of the Internal Revenue Code) occurs, the participant may apply to the registrant to receive an immediate lump sum distribution of all or a portion of the vested balance in his or her account subject to the restrictions set forth in the Plan.

The Obligations are general unsecured and unsubordinated indebtedness of the registrant. Participants' rights to payment of the Obligations are no greater than those of general unsecured creditors of the registrant. Accounts are established and maintained merely to record the Obligation to pay deferred compensation under the Plan. Participants and their beneficiaries have no right, title or interest in or to funds credited to an account, except as general unsecured creditors. The Obligations are not convertible into equity securities of the registrant.

Participants do not have any right to assign, pledge or otherwise transfer their rights under the Plan, except by a written designation of a beneficiary in accordance with the terms of the Plan, and a participant's account will not be considered an asset of the participant. General administrative expenses are paid by the registrant.

The registrant reserves the right to amend or terminate the Plan at any time without the consent of participants or their beneficiaries, provided that no amendment or plan termination may directly or indirectly reduce the balance credited to any participant's account as of the date of amendment or termination. In the event of termination of the Plan by the registrant, all benefits under the Plan will be paid within 24 months of termination, but not earlier than 12 months following termination, unless otherwise payable earlier under the terms of the Plan. If the Plan is terminated within 30 days before or 12 months following a change in control event, participants' accounts will become fully vested and payable in a lump sum within 12 months following the date of termination of the Plan.

Item 5.	Interests of Named Experts and Counsel.

None.

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Item 6.	Indemnification of Directors and Officers.

ORS 60.367, a section of the Oregon Business Corporation Act (the "Act"), provides that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

Article V, Section 2, of the registrant's Restated Articles of Incorporation ("Article V") and Article 10 of the registrant's Restated Bylaws, as amended ("Article 10"), require the registrant to indemnify officers, directors and employees to the fullest extent authorized by the Act. The effect of these provisions is summarized below but the description is qualified in its entirety by reference to the Act, Article V and Article 10.

Indemnification is granted with respect to any action, suit or proceeding (other than an action by or in the right of the corporation) against all expense, liability and loss reasonably incurred (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), if the indemnitee's conduct was in good faith, the indemnitee reasonably believed that his or her conduct was in the best interests of the registrant, or at least not opposed to its best interests, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition, indemnification is granted in respect to any proceeding by or in the right of the registrant against the expenses (including attorney fees) actually and reasonably incurred if the person acted in good faith and a manner reasonably believed to be in, or not opposed to, the best interests of the registrant. No right of indemnity is granted if the person is adjudged liable to the registrant, unless permitted by the court.

Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described above. If wholly successful on the merits of a proceeding, a person is entitled to indemnity as a matter of right. Because the limits of indemnity under Oregon law are not clearly defined, Article V and Article 10 may provide indemnity broader than that described above.

Article V and Article 10 provide that the right of indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending a proceeding in advance of its final disposition; provided that, if required by Oregon law, the person seeking advances provides to the registrant an undertaking to repay advanced amounts if it is determined by a final adjudication that the recipient is not entitled to indemnity. Any person claiming indemnity is explicitly authorized to sue the registrant for payment and the registrant will have the burden of proving the claimant failed to meet the standards of conduct making indemnity permissible. If the person claiming indemnity is successful in whole or in part in such a suit (or in a suit brought by the registrant to recover an advancement of expenses), the person claiming indemnity shall also be entitled to be paid the expense of prosecuting (or defending) the suit.

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Section 1 of Article V provides for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.

Article V and Article 10 provide that the registrant may maintain insurance to protect itself and its directors, officers, employees or agents against any expense, liability or loss whether or not the registrant has the power to indemnify such person against such expense, liability or loss under Oregon law. The registrant currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-7.

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, as of the 23rd day of September, 2008.

RENTRAK CORPORATION (Registrant)
By:	/s/ Paul A. Rosenbaum
Paul A. Rosenbaum Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 23rd day of September, 2008.

Signature			Title
(1)		Principal Executive Officer and Director: /s/ Paul A. Rosenbaum
		Paul A. Rosenbaum	Chairman and Chief Executive Officer and Director
(2)		Principal Financial and Accounting Officer:
		*MARK L. THOENES	Executive Vice President and Chief Financial Officer
(3)		A Majority of the Board of Directors:
		*JUDITH G. ALLEN	Director
		*THOMAS D. ALLEN	Director
		*CECIL D. ANDRUS	Director
		*GEORGE H. KUPER	Director
		*BRENT ROSENTHAL	Director
		*RALPH R. SHAW	Director

	*By	/s/ Paul A. Rosenbaum
Paul A. Rosenbaum Attorney-In-Fact

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INDEX TO EXHIBITS

4.1       The Executive Nonqualified Excess Plan of Rentrak Corporation. Incorporated by reference to Exhibit 10.35 to the registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

5.	Opinion of Miller Nash LLP as to the legality of certain obligations being registered.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Miller Nash LLP (included in Exhibit 5).
24	Power of attorney of officers and directors.

Other exhibits listed in Item 601 of Regulation S-K are not applicable.

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